Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

DATED AS OF JUNE 30, 2019

BETWEEN

COMMAND CENTER, INC.

AND

BRENDAN SIMAYTIS

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 30, 2019, (the “Effective Date”), by and between Command Center, Inc., a Washington corporation, and its successors (the “Company”), and Brendan Simaytis, an individual (“Executive”).

WHEREAS, the Company desires to retain Executive as its Executive Vice President and General Counsel, and

WHEREAS, in connection therewith, the Company and Executive desire to enter into this Agreement.

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 12 below.

“Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (i) a sale, merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under one of the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Command Center, Inc., a Washington corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board, or in the absence of the Compensation Committee, the entire Board.

“Employment Period” means the initial Term beginning on the Effective Date and all subsequent Terms.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction of Executive’s duties or responsibilities, relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; (ii) a reduction of more than ten percent (10%) in Executive’s Base Salary as in effect immediately prior to such reduction; (iii) a reduction of more than ten percent (10%) by the Company in the kind or level of employee benefits, including bonuses, for which Executive was eligible (although amounts actually earned will vary) immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, excluding any equity component thereof; (iv) the requirement that Executive work from any location other than from his home in Missouri; or (v) the requirement that Executive travel more than ten days in any month during the Term. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within 60 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (the “Correction Period”), and (C) Executive terminates Executive’s employment no later than 30 days following the Correction Period. In the event of a Change of Control, if the Company or its successor changes Executive’s job title and/or responsibilities, these events shall not be deemed to be Good Reason under this Agreement.

“Termination for Cause” shall mean the Company’s termination of Executive’s employment for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty; (ii) the arrest or conviction of Executive, or the entry of a plea of nolo contendere by Executive, for a felony; (iii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company; (iv) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with his duties to Company; (v) Executive’s violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause; or (vi) Executive’s continued failure, in the reasonable good faith determination of the Board, to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period (as set forth below) and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company. This Agreement supersedes and replaces any previous agreement implied, written or otherwise.

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1.                 Employment and Duties. During the Employment Period, Executive will serve as the Executive Vice President and General Counsel of Command Center, Inc., and will report to the Chief Executive Officer. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such positions (including with the Company’s subsidiaries) as are from time to time assigned to Executive by the Chief Executive Officer. During the Employment Period, Executive will devote substantially all of his business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from, (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies following authorization by Company’s Board of Directors, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, including in an advisory capacity related to current or potential investments, or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2.                 Term. The initial term of this Agreement shall run from the Effective Date through November 15, 2019 (such period, the “Term”), and may be terminated earlier as contemplated by Section 5. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason.

3.	Compensation; Additional Incentives.
A.	Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $200,000 annually during the Term. Executive’s Base Salary may be increased by the Compensation Committee and/or Board in their sole discretion but shall not be decreased without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees.
B.	Performance Bonus Opportunities.
a.	Executive will be eligible for bonus payments tied to the Company’s Fiscal Year 2019 Earnings (the “Earnings Bonus”). Subject to final approval by the Compensation Committee, Executive will receive a quarterly Earnings Bonus if the Company’s quarterly Adjusted EBITDA exceeds the quarterly target established by the Compensation Committee (the “Quarterly Target”). For any quarter in which Adjusted EBITDA exceeds the Quarterly Target, Executive shall receive 3.75% of the amount in excess of the Quarterly Target. The Company will calculate the performance under this metric as it has traditionally done for other executives. If Executive is not employed by the Company at the time the results are calculated for any quarterly payment of the Earnings Bonus, he will be paid a pro-rated amount based on the last date of his employment. Payments pursuant to this paragraph will be made no later than 15 days following the filing of the Form 10-Q or Form 10-K for the respective period.
b.	Executive was previously eligible for a bonus payment tied to the Company’s Fiscal Year 2018 (the “2018 Earnings Bonus”) and has been paid $40,269.50 under this plan.
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c.	Executive will be eligible for a Performance Bonus tied to a potential Change of Control of the Company. If such Change of Control occurs during the Employment Period or within six months following the Employment Period, Executive will receive a lump sum payment of $50,000, payable within 15 days of the Change of Control.
d.	Additionally, in the event of a Change of Control of the Company, any issued but then unvested stock options will automatically vest for Executive as of the date of the Change of Control.
C.	The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.
D.	To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.
4.	Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).
A.	Executive will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.
B.	Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.
C.	During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.
D.	Executive shall be entitled to three weeks paid vacation each year and paid time off (PTO) in accordance with the Company’s policies as in effect from time to time.
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5.	Termination of Employment.
A.	General. Subject to Section 5.C., Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing 21-days written notice of such termination to the other party.
B.	Death or Permanent Disability. Upon termination of Executive’s employment with the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end, and amounts will only be payable under this Agreement as specified in this Section 5.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive, or Executive’s estate or personal representative, will continue to receive Executive’s Base Salary during the six-month period following the date of termination or of determination of permanent disability. Executive or Executive’s estate or personal representative, will also remain eligible to receive any limited death, disability, and/or income continuation benefits provided under Section 4.C., if any, and will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided

For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C.	Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, after providing notice as set forth in the definition of “Termination for Cause”, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:
a.	The unpaid Base Salary and Bonuses earned by Executive pursuant to Section 3 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;
b.	Reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4, payable in accordance with the Company’s normal reimbursement practices; and
c.	The right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.
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D.	Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. Pursuant to the notice period in Section 5.A., the Company shall be entitled to terminate Executive and Executive shall be entitled to resign with or without Good Reason; provided, however, that if Executive (1) is terminated without Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:
a.	His Base Salary through the end of the Term; and
b.	The immediate vesting of all Options and all other awards held by Executive under any equity incentive plan that may be adopted by the Board, except and only to the extent that (i) any agreement with respect to an award specifically provides otherwise and (ii) such vesting would not result in the imposition of the additional tax under Section 409A of the Code.
c.	Pro-rated payment of the Earnings Bonus as set forth in Section 3.B.a., which amount will be paid 15-days following the Company’s filing of its Form 10-K or Form 10-Q.
d.	For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 5.D.
E.	Termination by Non-Renewal. In the event the company fails to renew Executive’s employment before the expiration of this Agreement (“Non-Renewal”), Executive shall be entitled to receive only:
a.	The unpaid Base Salary and vacation earned by Executive pursuant to Sections 3 and 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;
b.	Full payment of the Performance Bonus tied to a potential Change of Control of the Company (Paragraph 3.B.c.) if such sale occurs during the Term or within six months following the Term.
c.	Pro-rated payment of the Earnings Bonus as set forth in Section 3.B.a., which amount will be paid 15-days following the Company’s filing of its Form 10-K or Form 10-Q.
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F.      Involuntary Termination Without Cause by the Company following a Change of Control. In the event Executive’s employment is terminated without cause within four months following a Change of Control or there is a failure or refusal of a surviving or successor entity to assume all of the obligations of this Agreement (excluding position title and responsibilities) or to offer a bona fide offer of continued employment with a surviving or successor entity and to employ Executive for the entirety of the four months following the Change of Control, with compensation, benefits, and terms at least equal to those set forth in this Agreement (excluding position title and responsibilities), Executive will continue to receive his Base Salary for the greater of four months or the time remaining in the current Term. In addition, any issued but then unvested stock options will automatically become vested stock options for Executive as of the end of Executive’s employment.

G.       Omitted.

H.       Resignations from Other Positions. Upon any termination of Executive’s employment, and as a condition to Executive receiving any Severance Benefits under this Agreement, if so requested by a majority of the Board, Executive will immediately resign (1) as a director of the Company and any of its subsidiaries, (2) from all officer or other positions of the Company and (3) from all fiduciary positions (including as trustee) Executive then holds with respect to any employee benefit plans or trusts established, maintained or sponsored by the Company or by any of its Affiliates. Failure by Executive to resign immediately from all positions described in the immediately preceding sentence shall result in automatic forfeiture of any and all rights to the Severance Benefits.

I.       Options Upon Termination. Except as otherwise provided in Section 7, upon termination of Executive’s employment for any reason and subject to the terms of the Company’s Stock Plan, as it may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any options held by the Executive that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such options will remain exercisable in accordance with the Company’s ISO plan thereafter (the “Final Exercise Date”) with the understanding that any options that are intended to be “incentive stock options” under the Code shall thereupon be disqualified from such treatment; provided, that any portion of the options held by Executive immediately prior to Executive’s death, to the extent then exercisable, will remain exercisable for one year following Executive’s death; and provided, further, that in no event shall any portion of the options be exercisable after the Final Exercise Date.

J.       Release. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the payments and benefits set forth in Sections 5.B, 5.D., or 5.E., as applicable, other than pay or benefits legally obligated to be paid or provided by the Company through the date of termination, is conditioned on and subject to Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims in a form substantially similar in non-monetary terms to the historical release used by the company.

6.	Consulting Agreement. As and for additional consideration for entering into this Agreement, the Parties agree they will, contemporaneous with the execution of this Agreement, enter into a Consulting and Nondisclosure Agreement that will be automatically effective on its own terms from November 15, 2019, through February 14, 2020.
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7.	Non-Solicitation Competition and Confidential Information.
A.	Non-Solicitation. During the period Executive is receiving severance or other ongoing payments from Company, or one year from Executive’s termination, whichever is longer, for any cause or without cause, so long the Company continues to carry on the same business, Executive agrees to not, for any reason whatsoever, directly or indirectly, on behalf of Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, call upon, divert, influence, solicit, service or attempt to call, divert, influence, solicit or service any customers or potential customers (prospects) of the Company with whom Executive had direct or indirect contact or whom you had responsibility during Executive’s tenure with the Company. Additionally, for a period of one year following the termination of the Term, for any cause or without cause, Executive will not, for any reason whatsoever, directly or indirectly, on behalf of Executive or on behalf of any other person(s), company, partnership, corporation, or other business entity, solicit or influence or attempt to solicit or influence any employee of the Company to leave employment with the Company.
B.	Competition. During the Term and during the period Executive is receiving severance or other ongoing payments from Company, or one year from Executive’s termination, whichever is longer, regardless of the reason therefor, Executive will not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, executive, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory or solicit, canvas, or accept, or authorize any other person, firm, or entity to solicit, canvas, or accept, from any customers of Company or its subsidiaries, any business within the Restricted Territory for Executive or for any other person, firm, or entity. As used herein, “customers of Company” will mean any persons, firms, or entities that purchased goods or services from Company during the Employment Period; “competitive business” will mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company or any of its subsidiaries; and the “Restricted Territory” will mean the United States or, in the alternative, in the event any reviewing court finds the United States to be overbroad or unenforceable, within 25 miles of any existing or proposed office location of Company.
C.	Confidential Information.

a.                  For purposes of this Agreement, the words “Confidential Information” include all of the following:

(i)                The methods, procedures, plans, techniques, systems, data, processes, formats and designs utilized in Company’s operations;

(ii)              The software utilized by Company;

(iii)            All information relating to Company’s financial condition and operational and financial plans and goals;

(iv)            All information pertaining to Company’s customers, as well as prospective customers, including customer lists and usage patterns, pricing and bidding practices, customer contact information, and marketing and sales practices, methods and plans;

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(v)              All business forms and all operations, sales and training manuals; and

(vi)            All other information which by its nature would be reasonably understood to be confidential.

b.                  Executive agrees not to disclose any Confidential Information to others, use any Confidential Information for his own benefit or make copies of any Confidential Information without Company’s written consent, whether during or after Executive’s employment with Company. Executive also agrees to destroy or return all Confidential Information in his possession to Company as provided in section 6.D. below.

c.                   For purposes of this Agreement the words “Confidential Information” do not include any information that is or becomes generally available to the public, other than as a result of disclosure in violation of this agreement.

Executive will maintain in strict secrecy all confidential or trade secret information relating to the business of Company or any of its subsidiaries (the “Confidential Information”) obtained by Executive in the course of Executive’s employment, and Executive will not, unless first authorized in writing by Company, disclose to, or use for Executive’s benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Executive’s employment with Company, any Confidential Information, except as required in the performance of Executive’s duties on behalf of Company. For purposes hereof, “Confidential Information” will include, without limitation, any trade secrets, knowledge, or information with respect to processes, procedures, plans, inventions, techniques, or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, sales, or distribution policies or practices of Company.

D.	Return of Books and Papers. Upon the termination of Executive’s employment with Company for any reason, Executive will deliver promptly to Company all catalogues, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all customer information; all other materials, whether written, printed or stored in any electronic media, which are the property of Company or any of its subsidiaries (and any copies of them); desktop or laptop computers, software, access cards, “passwords”, cellular phones, personal digital assistants and pagers; and all other materials which may contain Confidential Information relating to the business of Company or any of its subsidiaries (whether maintained in tangible, documentary form, computer memory or other electronic or digital format), which Executive may then have in Executive’s possession whether prepared by Executive or not.
E.	Disclosure of Information. Executive will disclose promptly to Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Company or any of its subsidiaries, whether patentable or not, conceived or made by Executive, either alone or jointly with others, during working hours or otherwise, during the Employment Period.
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F.	Assignment. Executive hereby assigns to Company or its nominee, the entire right, title, and interest in and to all discoveries and improvements, whether patentable or not, which Executive may conceive or make during Executive’s employment with Company, or within six months thereafter, and which relate to the business of Company or any of its subsidiaries. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the Employment Period (collectively, the “Work Product”) shall belong exclusively to Company and shall be considered a work made by Executive for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire, Executive agrees to assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product. Upon Company’s request, Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.
G.	Equitable Relief. In the event a violation of any of the restrictions contained in this Section 6 is established, Company will be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of a violation of any provision of this Section 6, the period for which those provisions would remain in effect will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation will have been finally terminated in good faith.
H.	Restrictions Separable. Each and every restriction set forth in this Section 6 is independent and severable from the others, and no such restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
I.	No Violation. The execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

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J.	Mutual Non-Disparagement. Company and Executive agree that in recognition of the covenants and benefits herein, neither party will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the other party or the other party’s agents, officers, Directors or representatives for 12 months following Executive’s termination of employment.

8.	Section 409A of the Code.
A.	General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.
B.	Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.
C.	Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.
D.	Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
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E.	Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

9.                 Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 8 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 8, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

10.            No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

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11.            Controlling Law, Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Colorado, notwithstanding any Colorado or other conflict-of-interest provisions to the contrary.  However, Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Colorado, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Denver, Colorado. Company and Executive agree the prevailing party on any action to enforce rights hereunder shall be entitled, in addition to any awarded damages, their costs and reasonable attorney’s fees, whether at arbitration, or on appeal. The parties agree that this provision and the Arbitrator’s authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. (“USAA”) and the provisions of this Agreement. The parties agree that the arbitrator have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts, and that each party will bear its own expenses related to such action.

12.            Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

13.            Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.

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14.            Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

15.            No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

16.            Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

17.            Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via electronic mail.

18.            Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 3609 S. Wadsworth Blvd., Suite 250, Lakewood, CO 80235, Attn: Chairman of the Compensation Committee and Chief Executive Officer, and to Executive at the most recent address reflected in the Company’s employment records.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMMAND CENTER, INC., a Washington corporation

By:	/s/ Richard K. Coleman, Jr.
	Name:	Richard K. Coleman, Jr.
	Title:	President and Chief Executive Officer
	Date:	June 30, 2019

EXECUTIVE

By:	/s/ Brendan Simaytis
Brendan Simaytis, an individual
	Date:	June 30, 2019